EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Completes Acquisition of O.A.K. Financial Corporation

Midland, MI - May 3, 2010 - Chemical Financial Corporation (Chemical) (NASDAQ: CHFC), holding company for Chemical Bank, today announced that on April 30, 2010 it completed its previously announced acquisition of O.A.K. Financial Corporation (OAK), holding company for Byron Bank. Subsequent to the closing, Chemical has $5.1 billion in assets, $3.6 billion in loans and $4.2 billion in deposits in 144 banking offices across 32 counties in Michigan's Lower Peninsula.

"We are very pleased to complete the acquisition of OAK, and enthusiastically welcome Byron Bank's customers, as well as Pat Gill and his team, to the Chemical Bank family. We believe that by combining these two strong institutions, we will become a force in retaining and expanding current relationships, as well as forging new relationships, in the attractive West Michigan market," said David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical. "This merger clearly enhances our competitive position, branch distribution system and overall capabilities in the important Grand Rapids market. Customers of both institutions across Michigan will benefit from access to new product and service offerings as a result of the merger."

Byron Bank operates 14 banking offices in Kent, Ottawa and Allegan counties in Michigan, and at March 31, 2010 had $812 million in assets, $687 million in loans and $691 million in deposits.

Current Byron Bank locations will continue to operate under the Byron Bank name until late July 2010, at which time the conversion to Chemical Bank's data processing platform will be completed. After the conversion, all locations will operate under the Chemical Bank name.

In conjunction with the closing of the transaction, Chemical issued 3,530,129 shares of its common stock to former holders of OAK common stock, and converted outstanding stock options of OAK into stock options of Chemical with an estimated fair value of approximately $0.1 million.

The merger is expected to be accretive to Chemical's earnings per share in 2011. Excluding estimated acquisition-related and integration costs of $4.5 million in 2010, the transaction is expected to be accretive to the operating results of Chemical in 2010. In conjunction with the closing of the transaction, Chemical anticipates it will incur acquisition-related and integration costs of approximately $3.0 million in the second quarter of 2010 and $0.8 million thereafter in 2010; in the first quarter of 2010, it incurred acquisition-related costs of $0.7 million.

Chemical was advised by the investment banking firm of Keefe, Bruyette & Woods and the law firm of Warner Norcross & Judd LLP. OAK was advised by the investment banking firm of Donnelly Penman & Partners and the law firm of Varnum LLP.

About Chemical Financial Corporation

Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through 144 banking offices spread over 32 counties in the lower peninsula of Michigan. Chemical Financial Corporation's common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market. More information on Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Chemical) itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on Chemical, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2009; the timing and level of asset growth; changes in market interest rates; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of current and future military actions, and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

This press release also contains forward-looking statements regarding Chemical's outlook or expectations with respect to the acquisition of OAK, the expected costs to be incurred in connection with the acquisition, OAK's future performance and consequences of its integration into Chemical and the impact of the transaction on Chemical's future performance.

Risk factors also include, but are not limited to, risks and uncertainties related both to the acquisition of OAK and to the integration of the acquired business into Chemical including:

The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

Chemical's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward, which have been under significant stress recently. Specifically, Chemical may incur more credit losses from OAK's loan portfolio than expected and deposit attrition may be greater than expected.

The integration of OAK's business and operations into Chemical, which will include conversion of OAK's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to OAK's or Chemical's existing businesses.